Exhibit 10.7

Amended and Restated
Crown Castle Inc. Extended Service Separation Program
Crown Castle Inc. (“Company”) previously adopted the Crown Castle Inc. Extended Service Separation Program (“Program”) to provide certain compensation benefits to long-term employees of the Company and its affiliates (collectively, “Company Group”) who voluntarily terminate their employment with the Company Group. The Company has, effective October 17, 2023 (“Effective Date”), amended and restated the Program to make certain changes to its terms. An employee is eligible to participate in the Program if he or she has (i) attained certain minimum age and employment criteria, (ii) provided timely notice to the Company, (iii) agreed to timely execute a Separation Agreement (defined below), including a general release of claims against the Company Group as well as a confidentiality agreement and an assignment of inventions, (iv) for individuals who have received awards of restricted stock units (“RSUs”) under the Company’s 2013 Long-Term Incentive Plan or the Company’s 2022 Long-Term Incentive Plan (collectively, “LTIP”), agreed to timely execute an agreement containing post-employment restrictions, and (v) continued to work for the Company Group in “good standing” until his or her employment termination date as selected and approved by the Company hereunder (“Designated Termination Date”; the terms of “Miscellaneous–Not a Contract of Employment” below shall apply at all times with respect to any Designated Termination Date).
Eligibility Criteria
An employee of the Company Group who is in “good standing”1 is eligible to participate in the Program if he or she satisfies the following requirements. An employee who is in “good standing” and satisfies each of the applicable requirements listed below and terminates on a Designated Termination Date will be treated as a “Qualifying Participant” for purposes of the Program.
1.Voluntary Termination. The Program applies to a voluntary termination of employment with the Company Group by an eligible employee. An employee whose termination of employment is involuntary or initiated by the Company Group for any reason is not eligible to receive benefits under the Program.
2.Employment Requirement. As a condition to receiving benefits under the Program, an employee must satisfy the following requirements on or before the employee’s Designated Termination Date:
a.The employee must complete at least ten years of employment with the Company Group, which shall be determined without rounding up fractional years of employment2;
b.The employee must attain at least 50 years of age; and
1 An employee will be in “good standing” or not in “good standing” as so determined, from time to time, by the Crown Castle USA Inc. Vice President of Human Resources (“VPHR”, which term shall include any future title changes which relate to substantially the same officer position), in his or her total discretion, after considering any information the VPHR deems relevant, including, the employee’s current and prior performance, compliance with applicable laws, disciplinary record and compliance with the Company’s policies and procedures. The VPHR’s determination as to “good standing” shall be determinative and final.
2 Any calculation of years of employment shall be determined by the VPHR and shall generally be based on an employee’s date of hire, including an “adjusted” date of hire for an employee hired in connection with an acquisition and who received credit for periods of employment with an acquired company. An employee who is considering retirement under the Program is encouraged to contact the Business Support department at Retirement@crowncastle.com to confirm the calculation of his or her years of employment. The VPHR’s determination as to years of employment shall be determinative and final.

c.The sum of the employee’s age and years of employment must be equal to or greater than 70 (for purposes of this calculation, fractional years may be included but not rounded up).
3.Notice Requirement. An employee who satisfies the criteria above (or will satisfy such criteria as of the employee’s Designated Termination Date) must provide the Company with timely notice of his or her intent to terminate employment with the Company. The Company shall, from time to time, establish a minimum notification period (“Minimum Notification Period”) and maximum extension period (“Maximum Extension Period”) which shall apply for purposes of this Program (see “Administration of the Program” section below). The notification provided by the employee must propose the employee’s preferred termination date (“Requested Termination Date”), which should be a date after such Minimum Notification Period. This notification must be provided using the electronic mail address Retirement@crowncastle.com.
4.Approval Requirement. The VPHR must formally approve in writing the employee’s eligibility for participation in the Program as well as the Designated Termination Date before an employee is eligible to receive any benefits under this Program. The VPHR shall, in his or her sole discretion, select and approve a Designated Termination Date for the employee, which Designated Termination Date may be earlier or later than the Requested Termination Date; provided, however, that (i) the Company shall not be required to provide any additional compensation to the employee if the VPHR selects a Designated Termination Date earlier than the Requested Termination Date and (ii) the Designated Termination Date selected by the VPHR shall be no later than the Maximum Extension Period after the Requested Termination Date.
5.Continued Employment Requirement. In order to be eligible to receive benefits under the Program, an eligible employee must continue to work as an employee for a member of the Company Group in “good standing”, as determined by the VPHR, between the date that a proposed termination notice is delivered to the Company (as described in paragraph 3 above) and the employee’s Designated Termination Date. If an otherwise eligible employee does not satisfy this requirement, he or she will not receive any separation benefits under this Program.
6.Separation Agreement Requirement. In order to be eligible to participate in this Program, an otherwise qualifying employee will be required to fully release any and all claims that he or she may have against the members of the Company Group and their employees, agents, directors, officers, stockholders, plan fiduciaries (if applicable), benefit plans (if applicable) and representatives, and any successors and assigns of the foregoing, and make certain other promises, including with respect to confidentiality of information and assignment of inventions, by timely executing a copy of the Separation Agreement relating to the Program (“Separation Agreement”) with one or more members of the Company Group, as designated by the Company. A copy of the Separation Agreement is available upon request by contacting Retirement@crowncastle.com. An employee who has elected to participate in the Program will have at least 45 calendar days to review the Separation Agreement prior to signing it; provided, however, that the employee may not sign it prior to his or her Designated Termination Date. An employee will have seven calendar days to revoke the Separation Agreement after signing; however, if an employee elects to revoke the Separation Agreement, then the employee will not receive any separation benefits under this Program.
7.Post-Employment Obligations. If an eligible employee has received an Eligible RSU Award (defined below), he or she will be required to timely execute an agreement with one or more members of the Company Group, as designated by the Company, including terms regarding post-employment obligations and conditions, which may include, at the Company’s discretion cooperation, non-competition, non-solicitation and confidentiality, the terms of which may be incorporated into the Separation Agreement referenced above. A copy of this agreement is available upon request by contacting Retirement@crowncastle.com.

Program Benefits
An employee who is classified as a Qualifying Participant on his or her Designated Termination Date will be eligible to receive the following benefits upon termination of employment with the Company Group:
1.Conditional Special Vesting. If a Qualifying Participant holds any Eligible RSU Awards on his or her Designated Termination Date, then the Qualifying Participant may receive Conditional Special Vesting (defined below) pursuant to this paragraph 1 of the “Program Benefits” section. From and after the termination of a Qualifying Participant’s employment, and so long as the Qualifying Participant is, and has continuously been from and after such termination, in strict compliance with each of the requirements described in paragraphs 6 and 7 of the “Eligibility Criteria” section above (which compliance shall be determined at all times by the VPHR, in his or her sole discretion), then all Eligible RSU Awards held by the Qualifying Participant shall continue to have the opportunity to have their transfer and forfeiture restrictions lapse (i.e., “vest”) pursuant to the terms (other than any employment requirement) of the applicable Eligible RSU Award agreements as if the Qualifying Person had remained an employee of the Company Group from and after the termination date (“Conditional Special Vesting”).
a.    Each Eligible RSU Award (together with any shares of capital stock that may have been issued thereunder following the Designated Termination Date) shall be forfeited on the earlier of (i) the date upon which the Qualifying Participant elects to revoke the Separation Agreement (or any other agreement containing the requirements of paragraphs 6 and 7 of “Eligibility Criteria” section above), and (ii) the date upon which the Qualifying Participant violates any provision of the Separation Agreement (or any other agreement containing the requirements of paragraphs 6 and 7 of “Eligibility Criteria” section above), as determined by the Company in its sole discretion.
b.    Except as otherwise expressly set forth herein, each of the Qualifying Participant’s Eligible RSU Awards will remain subject to the terms of its Eligible RSU Award agreement and the LTIP.
c.    For purposes of this Program, the term “Eligible RSU Award” means, except as specified in the following sentence, a time-based or performance-based RSU that is granted to an eligible employee at least six months prior to the date of the employee’s termination of employment. RSUs granted outside of the annual long-term incentive compensation award cycle, such as new hire RSUs, promotion RSUs and retention RSUs, will not be treated as Eligible RSU Awards.
2.Retirement Benefit. A Qualifying Participant who does not hold any Eligible RSU Awards on his or her termination date will receive a retirement contribution to his or her account under the Crown Castle Inc. 401(k) Plan or the Crown Castle Puerto Rico 1165(e) Plan, as applicable (“Qualified Plan”). The amount of the retirement contribution will be equal to the lesser of:
a.Twenty-five percent (25%) of the Qualifying Participant’s Final Base Compensation (defined below); or
b.The maximum annual contribution which may be made by the Company to the Qualified Plan under applicable law, including Section 415(c) of the Internal Revenue Code of 1986, as amended, without necessitating additional unintended contributions in order to satisfy applicable coverage or discrimination tests, for the year in which the Qualifying Participant terminates his or her employment with the Company.

The retirement contribution will be funded to the Qualified Plan in the form of a fully nonforfeitable, discretionary nonelective employer contribution, which shall be made to the Qualifying Participant’s account at a time determined by the Company in its sole discretion but not later than the funding date which applies to discretionary nonelective employer contributions made by the Company for the plan year during which the Qualifying Participant has terminated his or her employment.
For purposes of this Program, the term “Final Base Compensation” means either (i) a Qualifying Participant’s annualized base salary as in effect on the date that the Qualifying Participant terminates his or her employment with the Company Group, or (ii) a Qualifying Participant’s annualized base hourly pay, calculated using the Qualifying Participant’s base hourly rate of pay as in effect on the date that the Qualifying Participant terminates his or her employment with the Company group and the average number of weekly hours worked by the Qualifying Participant for the three-year period preceding the date that the Qualifying Participant terminates his or her employment with the Company Group.
Administration of the Program
General. This Program shall be administered by the VPHR. The VPHR shall supervise the administration and enforcement of the Program according to the terms and provisions outlined above and the rules approved by the Compensation Committee of the Company’s Board of Directors. The VPHR shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, and authority:
•to establish, from time to time, the applicable Minimum Notification Period and Maximum Extension Period;
•to select and approve the Designated Termination Date for each Qualifying Participant who elects to participate in the Program;
•to make rules, regulations, and bylaws for the administration of the Program that are not inconsistent with the terms and provisions hereof, and to interpret and enforce the terms of the Program and the rules and regulations promulgated thereunder;
•to construe in his or her discretion all terms, provisions, conditions, and limitations of the Program;
•to correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Program in such manner and to such extent as he or she shall deem in his or her discretion expedient to effectuate the purposes of the Program;
•to determine in his or her discretion all questions relating to eligibility, including whether and when an employee has incurred a termination of employment and the reason for such termination; and
•to make a determination in his or her sole discretion as to the right of any individual to a benefit under the Program and to prescribe procedures to be followed by employees in obtaining benefits hereunder.
Claims Review Procedure. If an employee submits a notice to the Company asking to participate in the Program and his or her participation in the Program is not approved in writing by the VPHR, he or she may submit a written claim for reconsideration of benefits under the Program to the VPHR outlining the basis for such claim. The VPHR will make a final decision as to a claim within 90 days after receipt of the claim. If a decision is not given to the employee within such claim review period, the claim shall be treated as if it were denied on the last day of the claims review period.
Miscellaneous
Not a Contract of Employment. The adoption and maintenance of the Program shall not be deemed to be a contract between the Company Group and any individual or to be consideration for the employment of any individual. Nothing herein shall be deemed to (i) give any individual the right to be retained in the employ of the Company Group, (ii) restrict the right of the Company Group to discharge any individual at any time, (iii) give the Company Group the right to require any individual to remain in the employ of the Company Group, or (iv) restrict any individual’s right to terminate his or her employment at any time.
Alienation of Interest Forbidden. The interest of an eligible employee under the Program may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of any individual to whom such benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment or other legal or equitable proceedings.
Amendment and Termination. The Compensation Committee of the Company’s Board of Directors may from time to time, in its sole discretion, amend or discontinue, in whole or in part, any or all of the provisions of the Program on behalf of the Company Group. The Compensation Committee may interpret, modify or terminate the Program in its sole discretion at any time; provided, that, without the consent of the Qualifying Participant, no change in the Program may be made that would adversely affect the rights of a Qualifying Participant with respect to benefits agreed to pursuant to the terms and conditions of a Separation Agreement previously entered into between the Qualifying Participant and a member of the Company Group.
Other Agreements. Nothing in the Program is intended to reduce the Company Group’s protections or the employee’s obligations under (i) any other agreement between the employee and the Company Group, or (ii) any applicable law.
Statute of Limitations. No person may bring any action pertaining to a claim for benefits under the Program following the earlier of (i) 365 days after the final denial of his or her claim for benefits, or (ii) the limitations period under Texas contract law.
Governing Law. All provisions of the Program shall be construed in accordance with the laws of the State of Texas, except to the extent preempted by applicable law and except to the extent that the conflicts of laws provisions of the State of Texas would require the application of the relevant law of another jurisdiction. The venue for any litigation relating to the Program will be in Harris County, Texas.
Interpretation. Unless expressed otherwise in this Agreement, the term “including” means “including without limitation” and the use of the word “or” is not exclusive. The term “law” includes any (a) law of any jurisdiction (federal, state, local or other jurisdiction), (b) statutory or common law or (c) applicable regulations.
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